EXHIBIT 99.1

Contact:	Aaron's, Inc.	SCR Partners
	Sharon J. Lawrence	Jeff Black
	Vice President, Finance	615.760.3679
	404.231.0011	JBlack@scr-ir.com

Aaron's, Inc. Reports First Quarter 2015 Results

•	Total Revenues of $821.8 Million

•	Net Earnings of $49.2 Million; Diluted EPS of $.68

•	Non-GAAP Diluted EPS of $.73

•	Raises 2015 Guidance on Strength of Progressive Business

ATLANTA, April 24, 2015 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three months ended March 31, 2015.
For the first quarter of 2015, revenues increased 40.4% to $821.8 million compared with $585.4 million for the first quarter of 2014. Net earnings increased 28.4% to $49.2 million compared with $38.3 million in the prior year period. Diluted earnings per share were $.68 compared with $.53 a year ago. Non-GAAP earnings per share were $.73 compared with $.53 last year.
"We’re encouraged by the contributions of the core business and Progressive," said John Robinson, Chief Executive Officer of Aaron’s, Inc. "The core business performed as expected. Inventory and pricing initiatives are gaining traction, and significant benefits are being realized from the cost reductions previously outlined. Progressive continues to deliver solid profitability on growing revenues."

"Profitability in the core business stabilized in the quarter, and we believe our strategies can ultimately restore growth in this segment," continued Mr. Robinson. "At Progressive, we plan to add new doors to the system while maintaining our focus on product and process innovation to drive higher invoice volume in existing retail locations. We are making progress on realizing synergies between Progressive and the core business and will continue to look for new integration opportunities. Looking forward, we believe our strategic plans will result in a much stronger and more profitable organization," Mr. Robinson said.
Financial Summary
On a non-GAAP basis, excluding the $6.6 million of amortization expense related to the acquisition of Progressive, net earnings for the first quarter of 2015 were $53.4 million compared with $38.3 million in the first quarter a year ago, and diluted earnings per share were $.73 compared with $.53.
EBITDA for the Company was $103.7 million for the first quarter of 2015 compared with $76.3 million in the prior year period. EBITDA is calculated as the Company's earnings before interest, depreciation on property, plant and equipment, amortization of intangible assets and income taxes.
The Company ended the first quarter of 2015 with $129.8 million in cash compared with $3.5 million at the end of 2014. Debt was reduced to $520.7 million at March 31, 2015 from $606.1 million at December 31, 2014.
Core Results
Aaron's Sales & Lease Ownership revenues decreased $12.8 million, or 2.3%, in the first quarter of 2015 to $552.5 million compared with $565.3 million in revenues in the first quarter of 2014.
HomeSmart revenues were $16.8 million in the first quarter of 2015, a 2.9% decrease from $17.3 million in the first quarter of 2014.
EBITDA for the core business in the first quarter of 2015 was $75.4 million compared with $76.3 million a year ago. As a percentage of total revenues, EBITDA was 13.2% compared with 13.0% for the same period in 2014.
Write offs for damaged, lost or unsaleable merchandise were 3.0% of revenues in both periods.

Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 3.8% during the first quarter of 2015 compared with the first quarter of 2014, and customer counts on a same store basis were down 4.2%. Company-operated Aaron's stores had 1,047,000 customers and franchised stores had 576,000 customers at the end of the quarter, a 3.5% decline in total customers from the end of the first quarter a year ago (customers of franchisees are not customers of Aaron's, Inc.).
During the first quarter of 2015, the Company revised the methodology for calculating same store revenues and same store customer counts to reflect a full lifecycle for customer retention after stores are closed. As a result, revenues for stores that have been consolidated/merged are now included in the comparable same store calculation after 24 months. Previously, merged stores were included in the same store calculation after 15 months. The change in the same store calculation had an immaterial impact on comparable store revenues and customer counts for the first quarters of 2015 and 2014.
Progressive Results
Progressive's revenues in the first quarter of 2015 were $251.6 million and EBITDA was $28.3 million. As a percentage of revenues EBITDA was 11.3%. Write offs for damaged, lost or unsaleable merchandise were 6.4% of revenues. Progressive had 453,000 customers at March 31, 2015. Progressive's results of operations were not included in the Company's financial statements in the first quarter of 2014.
Progressive's revenue growth was driven by a diverse and broadening base. Business with merchant partners across small, medium and large retailers all grew at double-digit rates in the quarter compared to the previous year. Results were supported by a mix of gross margin expansion and leverage on operating expenses.
Components of Revenue
Consolidated lease revenues and fees for the first quarter of 2015 increased 51.2% over the prior year period, due to the inclusion of Progressive revenues in the first quarter of 2015. Franchise royalties and fees decreased 6.0% in the first quarter of 2015 compared with the same period a year ago. The decrease in the Company's franchise royalties and fees is primarily the result of a decrease in revenues of the Company's franchisees, which collectively had revenues of $260.8 million during the first quarter of 2015, a decrease of 3.9% from the same quarter last year. Same store revenues and customer counts for franchised stores were down 3.0% and 3.8%, respectively, for the first quarter of 2015 compared with the same quarter last year (revenues and customers of franchisees are not revenues and customers of Aaron's, Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales and Lease Ownership franchisees, increased 4.8% for the first quarter compared with the prior year period.
Store Count
During the first quarter of 2015, the Company opened one Company-operated Aaron's Sales & Lease Ownership store and four franchised stores. The Company also sold nine Aaron's Sales & Lease Ownership stores to a franchisee and five Aaron's Sales & Lease Ownership franchised stores were closed during the quarter.
At March 31, 2015, the Company had 1,235 Company-operated Aaron's Sales & Lease Ownership stores, 788 franchised Aaron's Sales & Lease Ownership stores, 83 Company-operated HomeSmart stores, and two franchised HomeSmart stores. The total number of stores open at March 31, 2015 was 2,108.
2015 Outlook
The Company is updating its guidance for the full year 2015 to increase its outlook for Progressive's lease revenues and EBITDA. The Company's expectations for the core business remain unchanged from the previously published guidance on February 6, 2015. Diluted earnings per share is presented both on a GAAP basis and on a non-GAAP basis that excludes Progressive-related intangible amortization. The Company currently expects to achieve the following:
Progressive

•	Lease revenues for 2015 are now expected to be in the range of $1.05 billion to $1.15 billion compared with the previous guidance of $1.00 billion to $1.10 billion.

•	EBITDA is expected to be in the range of $105 million to $115 million compared with the previous guidance of $95 million to $105 million.
Consolidated Results

•	Revenues for 2015 are now estimated to be in the range of $3.10 billion to $3.30 billion compared with the previous guidance of $3.05 billion to $3.25 billion.

•	EBITDA expectations are being increased to a range of $305 million to $335 million compared with the previous guidance of $295 million to $325 million.

•	GAAP diluted earnings per share are expected to be in the range of $1.78 to $1.98 compared with the previous guidance of $1.68 to $1.88.

•	Non-GAAP adjusted diluted earnings per share have been increased to a range of $2.01 to $2.21 compared with the previous guidance of $1.90 to $2.10.
Conference Call and Webcast
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, April 24, 2015, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's Investor Relations website, investor.aarons.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.
About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, currently has more than 2,100 Company-operated and franchised stores in 48 states, the District of Columbia, and Canada. Aaron's was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. Progressive Leasing, a wholly-owned subsidiary and leading virtual lease-to-own company, provides lease-purchase solutions through more than 15,000 retail locations in 46 states. Aaron's, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgLeasing.com brands. For more information, visit www.aarons.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the integration of the Progressive acquisition, the execution and results of our new strategy, risks related to Progressive's "virtual" lease-to-own business with which the Company may be unfamiliar, and the other risks and uncertainties discussed under “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Statements in this release that are “forward-looking” include without limitation: statements regarding the impact of the Company's strategies for its core business, new product introduction and Aaron's projected results (including Progressive’s results) for the remainder of 2015, including statements under the heading “2015 Outlook." You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2015	2014
Revenues:
Lease Revenues and Fees	$695,282	$459,816
Retail Sales	11,994	14,510
Non-Retail Sales	96,037	91,625
Franchise Royalties and Fees	17,004	18,084
Other	1,497	1,388
Total	821,814	585,423

Costs and Expenses:
Depreciation of Lease Merchandise	315,986	167,912
Retail Cost of Sales	7,704	9,013
Non-Retail Cost of Sales	86,852	82,907
Operating Expenses	327,920	264,374
Other Operating Income, Net	(1,460)	(677)
Total	737,002	523,529

Operating Profit	84,812	61,894
Interest Income	439	753
Interest Expense	(5,969)	(1,533)
Other Non-Operating Expense, Net	(1,452)	(404)
Earnings Before Income Taxes	77,830	60,710

Income Taxes	28,587	22,371

Net Earnings	$49,243	$38,339

Earnings Per Share	$.68	$.53
Earnings Per Share Assuming Dilution	$.68	$.53

Weighted Average Shares Outstanding	72,517	72,467
Weighted Average Shares Outstanding Assuming Dilution	72,855	72,884

Selected Balance Sheet Data
(In thousands)
(Unaudited)

	March 31, 2015	December 31, 2014
Cash and Cash Equivalents	$129,837	$3,549
Investments	20,724	21,311
Accounts Receivable, Net	105,602	107,383
Lease Merchandise, Net	1,048,279	1,087,032
Property, Plant and Equipment, Net	214,518	219,417
Other Assets, Net	883,783	1,018,152

Total Assets	2,402,743	2,456,844

Debt	520,668	606,082
Total Liabilities	1,127,946	1,233,323
Shareholders' Equity	$1,274,797	$1,223,521

Use of Non-GAAP Financial Information:

This press release presents the Company's net earnings and diluted earnings per share in accordance with generally accepted accounting principles in the United States ("GAAP") and in a format that is not in accordance with GAAP due to the exclusion of $6.6 million in Progressive-related intangible amortization expense in the first quarter of 2015.

Management regards the amortization expense relating to the Company's acquisition of Progressive as a special charge not arising out of the ordinary course of business. Management believes that presentation of net earnings and diluted earnings per share excluding this adjustment is useful because it gives investors supplemental information to evaluate and compare the Company's underlying operating performance from period to period.

Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share and the GAAP operating income of the Company's segments, which are also presented in the press release. Please refer to our Current Report on Form 8-K furnishing this earnings release to the SEC on the date hereof for further information on our use of non-GAAP financial measures.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended March 31,
	2015	2014
Net Earnings	$49,243	$38,339
Add Progressive-Related Intangible Amortization Expense (1)	4,168	—
Non-GAAP Net Earnings	$53,411	$38,339

Earnings Per Share Assuming Dilution	$.68	$.53
Add Progressive-Related Intangible Amortization Expense	.05	—

Non-GAAP Earnings Per Share Assuming Dilution	$.73	$.53

Weighted Average Shares Outstanding Assuming Dilution	72,855	72,884

(1)	Net of taxes of $2,420 for the three months ended March 31, 2015 calculated using the effective tax rate for the three months ended March 31, 2015.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2015
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$49,243
Income Taxes	—	—	—	—	—	—	28,587
Earnings Before Income Taxes	59,041	15,830	526	13,898	1,282	(12,747)	77,830
Interest Expense	1,932	5,469	240	—	10	(1,682)	5,969
Depreciation	7,709	454	628	366	382	3,443	12,982
Amortization	368	6,588	6	—	—	—	6,962
EBITDA	$69,050	$28,341	$1,400	$14,264	$1,674	$(10,986)	$103,743

	Three Months Ended March 31, 2014
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$38,339
Income Taxes	—	—	—	—	—	—	22,371
Earnings Before Income Taxes	56,167	—	(126)	14,558	547	(10,436)	60,710
Interest Expense	1,944	—	249	—	15	(675)	1,533
Depreciation	8,830	—	651	427	383	3,075	13,366
Amortization	590	—	105	—	—	—	695
EBITDA	$67,531	$—	$879	$14,985	$945	$(8,036)	$76,304

Reconciliation of 2015 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2015
	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.78	$1.98
Add Projected Progressive-Related Intangible Amortization Expense	.23	.23
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.01	$2.21